                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                   FORM 8-K

               CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


       DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): October 4, 1999

                             iXL Enterprises, Inc.
                (Exact name of registrant specified in Charter)


          Delaware                       000-26167                            58-2234342
  (State of Incorporation)        (Commission File Number)         (IRS Employer Identification No.)

                               1900 Emery Street
                              Atlanta, GA  30318
            (Address of Principal Executive Offices)     (Zip Code)


                                (800) 573-5544
                        (Registrant's Telephone Number)

ITEM 5.  OTHER EVENTS.

          On October 4, 1999, iXL Enterprises, Inc. ("iXL") announced the acquisition of Tessera Enterprise Systems, Inc. ("Tessera"). The acquisition is structured as a merger of Tessera with and into iXL-Massachusetts, Inc., a Delaware corporation and a wholly-owned subsidiary of iXL. To date the parties have executed an Agreement and Plan of Merger (the "Merger Agreement") and a Voting and Indemnity Agreement, each dated October 4, 1999. The closing of this acquisition is subject to applicable regulatory approval and approval of the stockholders of Tessera.

          The aggregate purchase price to be paid in connection with this acquisition is approximately $120 million. This purchase price will be paid primarily through the issuance of approximately 3,469,548 shares of iXL's common stock, valued for this purpose at $29.49 per share, which is the average of the daily closing price for the 30 days prior to the date of the Merger Agreement. The remainder of the purchase price will be paid from Tessera's cash on hand to make cash payments in connection with redemption of certain preferred stock of Tessera and for certain other items including closing-related fees and expenses. Tessera's stockholders will receive shares registered pursuant to iXL's Registration Statement on Form S-4 (File No. 33-81731) previously filed with the Securities and Exchange Commission which will be amended to reflect this transaction.

          Tessera Enterprise Systems, Inc. creates, deploys and maintains advanced customer relationship management solutions. These solutions enable companies to capture customer profile information to allow those companies to better understand and target their core customer base. Tessera is headquarterd in Wakefield, Massachusetts and has approximately 130 employees.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(a)  Financial Statements of Tessera Enterprise Systems, Inc.


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of Tessera Enterprise Systems, Inc.

      In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of stockholders' deficit and of cash flows present fairly, in all material respects, the financial position of Tessera Enterprise Systems, Inc. and its subsidiary at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years ended December 31, 1997 and 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

Boston, Massachusetts
May 4, 1999

                        TESSERA ENTERPRISE SYSTEMS, INC.

                           CONSOLIDATED BALANCE SHEET

                                                December 31,
                                           ------------------------   June 30,
                                              1997         1998         1999
                                           -----------  -----------  -----------
                                                                     (unaudited)
                                                                      (Note 2)
                  ASSETS
 Current assets:
  Cash and cash equivalents..............  $ 8,287,200  $ 8,341,400  $ 5,546,300
  Accounts receivable....................    2,755,900    3,877,000    6,168,000
  Costs and estimated earnings in excess
   of billings on uncompleted contracts..      671,800      845,100      484,500
  Prepaid expenses and other current
   assets................................      153,400      217,700      296,800
                                           -----------  -----------  -----------
     Total current assets................   11,868,300   13,281,200   12,495,600
 Fixed assets, net.......................    1,476,600    1,547,300    1,345,200
 Other assets............................       32,500       32,100       32,100
                                           -----------  -----------  -----------
     Total assets........................  $13,377,400  $14,860,600  $13,872,900
                                           ===========  ===========  ===========
 LIABILITIES, REDEEMABLE PREFERRED STOCK
         AND STOCKHOLDERS' DEFICIT
 Current liabilities:
  Current portion of capital lease
   obligations...........................  $   218,800  $    85,900  $    74,500
  Current portion of long-term debt......      248,400      502,000      488,700
  Accounts payable.......................      182,500      470,900      256,500
  Accrued expenses.......................      945,600    1,747,200    1,630,000
  Billings in excess of costs and
   estimated earnings on uncompleted
   contracts.............................      680,600      107,000      167,400
                                           -----------  -----------  -----------
     Total current liabilities...........    2,275,900    2,913,000    2,617,100
 Capital lease obligations...............      267,600      165,300      128,000
 Long-term debt..........................      644,300      673,500      610,000
                                           -----------  -----------  -----------
     Total liabilities...................    3,187,800    3,751,800    3,355,100
                                           -----------  -----------  -----------
 Commitments and contingencies
  (Note 12)..............................          --           --           --
 Redeemable preferred stock:
  Redeemable preferred stock, $.01 par
   value; 158,077 shares authorized,
   149,577 shares issued and outstanding
   at December 31, 1997; 169,435 shares
   authorized, 158,095 shares issued and
   outstanding at December 31, 1998 and
   June 30, 1999 (unaudited); stated at
   issuance price plus accrued dividend
   (liquidation preference of $13,796,700
   and $13,821,100 at December 31, 1998
   and June 30, 1999 (unaudited),
   respectively).........................   11,888,800   13,826,100   13,850,400
                                           -----------  -----------  -----------
 Stockholders' deficit:
  Common stock, no par value; 7,500,000
   shares authorized; 2,984,841 shares
   issued and outstanding at December 31,
   1997; 3,055,391 shares issued and
   2,602,466 shares outstanding at
   December 31, 1998; 3,088,191 shares
   issued and 2,484,291 shares
   outstanding at June 30, 1999
   (unaudited)...........................        5,400       28,300       55,300
  Accumulated other comprehensive income
   (loss)................................      (10,700)      (4,200)       1,100
  Accumulated deficit....................   (1,693,900)    (852,700)    (870,700)
  Cost of 452,925 and 603,900 shares of
   common stock held in treasury at
   December 31, 1998 and June 30, 1999
   (unaudited), respectively.............          --    (1,888,700)  (2,518,300)
                                           -----------  -----------  -----------
     Total stockholders' deficit.........   (1,699,200)  (2,717,300)  (3,332,600)
                                           -----------  -----------  -----------
     Total liabilities, redeemable
      preferred stock and stockholders'
      deficit............................  $13,377,400  $14,860,600  $13,872,900
                                           ===========  ===========  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        TESSERA ENTERPRISE SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                           Six Months Ended
                              Year Ended December 31,          June 30,
                              ------------------------  -----------------------
                                 1997         1998         1998        1999
                              -----------  -----------  ----------  -----------
                                                             (unaudited)
Revenue.....................  $16,212,400  $20,248,100  $9,802,900  $11,477,600
                              -----------  -----------  ----------  -----------
Costs and expenses:
 Cost of revenue............   10,642,800   12,249,200   5,789,900    6,547,300
 Selling, general and
  administrative............    5,033,700    7,262,900   3,660,300    4,934,600
                              -----------  -----------  ----------  -----------
                               15,676,500   19,512,100   9,450,200   11,481,900
                              -----------  -----------  ----------  -----------
    Income (loss) from
     operations.............      535,900      736,000     352,700       (4,300)
                              -----------  -----------  ----------  -----------

Other income (expense):
 Interest income............       36,500      339,000     169,800      108,600
 Interest expense...........     (141,900)    (135,100)    (63,100)     (76,100)
 Other income (expense),
  net.......................       (3,200)         800         --           --
                              -----------  -----------  ----------  -----------
                                 (108,600)     204,700     106,700       32,500
                              -----------  -----------  ----------  -----------
    Income before income
     taxes..................      427,300      940,700     459,400       28,200
Provision for income taxes..       10,000       38,900      21,300       21,800
                              -----------  -----------  ----------  -----------
    Net income..............  $   417,300  $   901,800  $  438,100  $     6,400
                              ===========  ===========  ==========  ===========


  The accompanying notes are an integral part of these consolidated financial statements.

                        TESSERA ENTERPRISE SYSTEMS, INC.

                CONSOLIDATED STATEMENT OF STOCKHOLDERS' DEFICIT

                            Common Stock                                                Treasury Stock
                          -----------------  Accumulated                             ---------------------
                                                Other                                 Number                    Total
                          Number of         Comprehensive Accumulated  Comprehensive    of                  Stockholders'
                           Shares   Amount  Income (Loss)   Deficit    Income (Loss)  Shares      Cost         Deficit
                          --------- ------- ------------- -----------  ------------- --------  -----------  -------------
Balance at
 December 31, 1996......  2,951,460 $ 1,000   $    --     $(2,023,000)   $    --          --   $       --    $(2,022,000)
Issuance costs of Series
 D preferred stock......                                      (39,500)                                           (39,500)
Issuance of common stock
 pursuant to exercise of
 stock options..........     33,381   4,400                                                                        4,400
Accrual of cumulative
 dividends on redeemable
 preferred stock........                                      (48,700)                                           (48,700)
Comprehensive income:
 Net income.............                                      417,300     417,300                                417,300
 Foreign currency
  translation
  adjustment............                       (10,700)                   (10,700)                               (10,700)
                                                                         --------
 Comprehensive income...                                                  406,600
                          --------- -------   --------    -----------    --------    --------  -----------   -----------
Balance at
 December 31, 1997......  2,984,841   5,400    (10,700)    (1,693,900)                    --           --     (1,699,200)
Repurchase of common
 stock..................                                                             (452,925)  (1,888,700)   (1,888,700)
Issuance costs of Series
 D preferred stock......                                      (11,900)                                           (11,900)
Issuance of common stock
 pursuant to exercise of
 stock options..........     70,550  22,900                                                                       22,900
Accrual of cumulative
 dividends on redeemable
 preferred stock........                                      (48,700)                                           (48,700)
Comprehensive income:
 Net income.............                                      901,800     901,800                                901,800
 Foreign currency
  translation
  adjustment............                         6,500                      6,500                                  6,500
                                                                         --------
 Comprehensive income...                                                  908,300
                          --------- -------   --------    -----------    --------    --------  -----------    -----------
Balance at
 December 31, 1998......  3,055,391  28,300     (4,200)      (852,700)               (452,925)  (1,888,700)   (2,717,300)
Repurchase of common
 stock (unaudited)......                                                             (150,975)    (629,600)     (629,600)
Issuance of common stock
 pursuant to exercise of
 stock options
 (unaudited)............     32,800  27,000                                                                       27,000
Accrual of cumulative
 dividends on redeemable
 preferred stock
 (unaudited)............                                      (24,400)                                           (24,400)
Comprehensive income:
 Net income
  (unaudited)...........                                        6,400       6,400                                  6,400
 Foreign currency
  translation adjustment
  (unaudited)...........                         5,300                      5,300                                  5,300
                                                                         --------
 Comprehensive income
  (unaudited)...........                                                 $ 11,700
                                                                         ========
                          --------- -------   --------    -----------                --------  -----------   -----------
Balance at June 30, 1999
 (unaudited)............  3,088,191 $55,300   $  1,100    $  (870,700)               (603,900) $(2,518,300)  $(3,332,600)
                          ========= =======   ========    ===========                ========  ===========   ===========

                        TESSERA ENTERPRISE SYSTEMS, INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                           Six Months Ended
                              Year Ended December 31,          June 30,
                              ------------------------  -----------------------
                                 1997         1998         1998        1999
                              -----------  -----------  ----------  -----------
                                                             (unaudited)
Increase (Decrease) in Cash
 and Cash Equivalents
Cash flows from operating
 activities:
 Net income.................  $   417,300  $   901,800  $  438,100  $     6,400
 Adjustments to reconcile
  net income to net cash
  provided by (used in)
  operating activities:
   Depreciation and
    amortization............      547,400      767,300     334,400      416,600
   Amortization of gain on
    sale leaseback
    transactions............      (17,400)     (10,300)     (7,700)        (800)
   Changes in assets and
    liabilities:
    Accounts receivable.....     (273,500)  (1,121,100)   (397,900)  (2,291,100)
    Costs and estimated
     earnings in excess of
     billings on uncompleted
     contracts..............     (555,000)    (173,300)     45,200      360,700
    Prepaid expenses and
     other current assets...     (117,900)     (64,300)     (7,300)     (79,200)
    Advances to affiliate...       72,100          --          --           --
    Other assets............       (4,400)         400       7,000          --
    Accounts payable........     (135,200)     288,400     186,900     (214,400)
    Accrued expenses........      559,600      798,600     715,100     (112,600)
    Billings in excess of
     costs and estimated
     earnings on uncompleted
     contracts..............   (1,116,100)    (573,600)   (599,600)      60,600
                              -----------  -----------  ----------  -----------
     Net cash provided by
      (used in) operating
      activities............     (623,100)     813,900     714,200   (1,853,800)
                              -----------  -----------  ----------  -----------
Cash flows from investing
 activities:
 Purchases of fixed assets..     (819,100)    (827,700)   (486,600)    (213,000)
                              -----------  -----------  ----------  -----------
     Net cash used in
      investing activities..     (819,100)    (827,700)   (486,600)    (213,000)
                              -----------  -----------  ----------  -----------
Cash flows from financing
 activities:
 Proceeds from line of
  credit....................      975,000          --          --           --
 Payments on line of
  credit....................   (1,275,000)         --          --           --
 Payments on capital lease
  obligations...............     (264,000)    (235,200)   (143,900)     (48,700)
 Proceeds from issuance of
  long-term debt............      934,300      553,600     111,100      167,200
 Payments on long-term
  debt......................      (41,600)    (270,800)   (146,300)    (244,000)
 Proceeds from issuance of
  preferred stock, net of
  issuance costs............    7,160,400    1,876,700         --           --
 Proceeds from issuance of
  common stock..............        4,400       22,900       1,500       27,000
 Repurchase of common
  stock.....................          --    (1,888,700)        --      (629,600)
                              -----------  -----------  ----------  -----------
     Net cash provided by
      (used in) financing
      activities............    7,493,500       58,500    (177,600)    (728,100)
                              -----------  -----------  ----------  -----------
Effect of exchange rate
 changes on cash and cash
 equivalents................      (10,700)       9,500       3,800         (200)
                              -----------  -----------  ----------  -----------
Net increase (decrease) in
 cash and cash equivalents..    6,040,600       54,200      53,800   (2,795,100)
Cash and cash equivalents at
 beginning of period........    2,246,600    8,287,200   8,287,200    8,341,400
                              -----------  -----------  ----------  -----------
Cash and cash equivalents at
 end of period..............  $ 8,287,200  $ 8,341,400  $8,341,000  $ 5,546,300
                              ===========  ===========  ==========  ===========
Supplemental disclosure of
 cash flow information:
 Cash paid for interest.....  $   141,900  $   135,100  $   63,100  $    76,100
 Cash paid for income
  taxes.....................  $       --   $    28,400  $    8,100  $    11,600


  The accompanying notes are an integral part of these consolidated financial statements.

                        TESSERA ENTERPRISE SYSTEMS, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1. Formation and Operations of the Company

      Tessera Enterprise Systems, Inc. (the "Company") was incorporated in Massachusetts on February 15, 1995. The Company provides design, delivery, implementation and operation of large scale marketing information systems primarily for financial services organizations, telecommunications companies and direct marketers throughout the United States and Europe.

2. Summary of Significant Accounting Policies

Basis of Consolidation

      The consolidated financial statements include the accounts of the Company and its wholly owned German subsidiary, Tessera, GmbH. All intercompany balances and transactions have been eliminated.

Cash and Cash Equivalents

      The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. The Company invests its excess cash in money market funds of major financial institutions that are subject to minimal credit and market risk. At December 31, 1997 and 1998, the Company held cash equivalents totaling $7,285,200 and $6,960,700, respectively, which are classified as available-for-sale and carried at amortized cost which approximates fair market value.

Revenue Recognition

      Revenue from fixed-fee contracts is recognized using the percentage-of-completion method, measured by the percentage of labor hours incurred to date to estimated total labor hours for each contract, provided that collection of the related receivable is probable. Adjustments to contract cost estimates are made in periods in which the facts which require such revisions become known. When the estimate indicates a loss, such loss is provided for currently in its entirety. Costs and estimated earnings in excess of billings on uncompleted contracts represent revenue recognized in excess of amounts billed. Billings in excess of costs and estimated earnings on uncompleted contracts represent billings in excess of revenue recognized. Revenue from contracts based on time and materials is recognized as the services are performed.

Concentration of Credit Risk and Major Customers

      Financial instruments which potentially expose the Company to concentrations of credit risk include trade accounts receivable and costs and estimated earnings in excess of billings on uncompleted contracts. Management believes its credit policies are prudent and reflect normal industry terms and business risk. The Company does not anticipate nonperformance by the counterparties and, accordingly, does not require collateral.

      At December 31, 1997 and 1998, approximately $1,982,000 and $2,275,500, respectively, of the Company's accounts receivable are from five customers. At December 31, 1997 and 1998, approximately $653,000 and $825,200, respectively, of the Company's costs and estimated earnings in excess of billings on uncompleted contracts are from four and two customers, respectively.

Fixed Assets

      Fixed assets are recorded at cost and depreciated using the straight-line method over their estimated useful lives. Fixed assets held under capital leases are initially recorded at the lower of the fair market value of the related asset or the present value of the minimum lease payments at the inception of the lease and are amortized on a straight-line basis over the shorter of the life of the related asset or the lease term.

                        TESSERA ENTERPRISE SYSTEMS, INC.

Foreign Currency

      Assets and liabilities of the Company's foreign subsidiary are translated into U.S. dollars at exchange rates in effect at the balance sheet date. Income and expense items are translated at average exchange rates for the period. Cumulative translation adjustments are included as a component of stockholders' equity.

Accounting for Stock-Based Compensation

      The Company accounts for stock-based awards to employees using the intrinsic value method as prescribed by Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, no compensation expense is recorded for options issued to employees in fixed amounts and with exercise prices equal to the fair market value of the Company's common stock at the date of grant. The Company has adopted the provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," through disclosure only (Note 9).

Comprehensive Income

      The Company adopted SFAS No. 130, "Reporting Comprehensive Income," in 1998. SFAS No. 130 requires that a full set of general purpose financial statements be expanded to include the reporting of "comprehensive income." Comprehensive income is comprised of two components, net income and other comprehensive income. Other comprehensive income includes certain changes in equity that are excluded from net income, such as foreign currency translation adjustments and unrealized holding gains and losses on available-for-sale marketable securities and certain derivative instruments. The individual components of comprehensive income are reflected in the Consolidated Statement of Stockholders' Deficit. At December 31, 1997 and 1998, accumulated other comprehensive income was comprised solely of cumulative foreign currency translation adjustments.

Use of Estimates

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Areas particularly subject to estimation include the allowance for doubtful accounts, revenue recognition under the percentage-of-completion method, the deferred tax valuation allowance and the fair values of equity instruments issued by the Company. Actual results could differ from these estimates.

Reclassifications

      Certain prior year amounts have been reclassified to conform with the current year's presentation. Such reclassifications had no effect on the Company's results of operations.

Unaudited Interim Financial Statements

      The financial statements and related notes as of June 30, 1999 and for the six months ended June 30, 1998 and 1999 are unaudited. In the opinion of the Company's management, the unaudited interim financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the financial position and results of operations for these interim periods. The results of

                        TESSERA ENTERPRISE SYSTEMS, INC.

operations for the six months ended June 30, 1999 are not necessarily indicative of the results of operations for the year ended December 31, 1999 or any other future period.

3. Fixed Assets

      Fixed assets consist of the following:

                                                             December 31,
                                             Useful life ---------------------
                                              in years      1997       1998
                                             ----------- ---------- ----------
     Computers and equipment................     3-5     $1,824,600 $2,164,000
     Furniture and fixtures.................      5         204,000    400,300
     Leasehold improvements.................     10         173,600    217,200
                                                         ---------- ----------
                                                          2,202,200  2,781,500
     Less--Accumulated depreciation and
      amortization..........................                725,600  1,234,200
                                                         ---------- ----------
                                                         $1,476,600 $1,547,300
                                                         ========== ==========

      During 1995 and 1996, the Company sold certain equipment with a total net book value of $473,100 to a leasing company for cash of $516,500 and then leased the same equipment back under the terms of a lease line of credit. The gains on these sale leaseback transactions were deferred and amortized over the related lease lives of 2.5 years. At December 31, 1997 and 1998, computers and equipment held under capital lease totaled $894,400 and $635,200, respectively. Amortization expense on computers and equipment held under capital lease totaled, $282,200 and $237,100 during, 1997 and 1998, respectively. Accumulated amortization on computers and equipment held under capital lease totaled $418,000 and $396,000 at December 31, 1997 and 1998, respectively.

4. Accrued Expenses

      Accrued expenses consist of the following:

                                                               December 31,
                                                            -------------------
                                                              1997      1998
                                                            -------- ----------
     Employee compensation and benefits.................... $651,400 $1,280,400
     Commissions...........................................  211,800    204,200
     Other.................................................   82,400    262,600
                                                            -------- ----------
                                                            $945,600 $1,747,200
                                                            ======== ==========

5. Borrowings

Revolving Line of Credit

      In July 1996, the Company entered into an agreement with a bank to establish a revolving line of credit. The line of credit agreement, as amended, allows for total borrowings up to $4,000,000 for working capital purposes and expires in July 1999. Borrowings are based on eligible accounts receivable, as defined by the agreement, and are collateralized by the Company's accounts receivable. Borrowings bear interest at the prime rate plus 0.50% (8.25% at December 31, 1998). Under the terms of the facility, the Company is required to comply with certain covenants, including the maintenance of certain financial ratios. At December 31, 1998, no borrowings were outstanding and $4,000,000 was available under this line of credit.

                       TESSERA ENTERPRISE SYSTEMS, INC.

Long-Term Debt

      During 1997, the Company amended its equipment line of credit agreement to allow for additional borrowings of up to $1,750,000 for equipment purchase purposes. During 1998, the Company further amended the agreement to allow for additional borrowings of up to $2,000,000 in addition to the original $1,750,000. Borrowings outstanding for equipment purchases bear interest at the prime rate plus 1.00% to 1.75% (8.75% to 9.50% at December 31, 1998). After a nine-month draw down period, borrowings outstanding are converted into term loans payable in 36 equal monthly principal installments. Availability under the 1997 amendment expired in April 1998. Availability under the 1998 amendment expired in February 1999. Borrowings outstanding under the equipment line of credit totaled $1,175,500 and $1,529,200 remained available at December 31, 1998.

      At December 31, 1998, future aggregate principal payments due on long-term debt are as follows:

     1999............................................................ $  502,000
     2000............................................................    454,300
     2001............................................................    206,100
     2002............................................................     13,100
                                                                      ----------
                                                                      $1,175,500
                                                                      ==========

6. Income Taxes

      The components of income before income taxes are as follows:

                                                                  Year Ended
                                                                 December 31,
                                                               -----------------
                                                                 1997     1998
                                                               -------- --------
     Domestic................................................. $405,000 $854,200
     Foreign..................................................   22,300   86,500
                                                               -------- --------
                                                               $427,300 $940,700
                                                               ======== ========

                        TESSERA ENTERPRISE SYSTEMS, INC.

      The provision for income taxes consists of the following:

                                                         Year Ended December 31,
                                                         -----------------------
                                                             1997       1998
                                                           ---------  ---------
Current:
  Federal................................................. $     --   $     --
  State...................................................       --         --
  Foreign.................................................    10,000     38,900
                                                           ---------  ---------
                                                              10,000     38,900
                                                           ---------  ---------
Deferred:
  Federal.................................................    95,800    276,500
  State...................................................    87,400     40,700
  Foreign.................................................       --         --
                                                           ---------  ---------
                                                             183,200    317,200
Change in deferred tax asset valuation allowance..........  (183,200)  (317,200)
                                                           ---------  ---------
                                                                 --         --
                                                           ---------  ---------
                                                           $  10,000  $  38,900
                                                           =========  =========

      No current federal or state income taxes were payable in the year ended
December 31, 1998 due to the utilization of net operating loss carryforwards.
No current federal or state income taxes were payable in the year ended
December 31, 1997 as a result of taxable losses incurred.

      Deferred tax assets are comprised of the following:

                                                              December 31,
                                                           --------------------
                                                             1997       1998
                                                           ---------  ---------
Net operating loss carryforwards.......................... $ 529,700  $  27,200
Accrued expenses..........................................    17,200    197,600
Other.....................................................     3,500      8,400
                                                           ---------  ---------
Deferred tax assets.......................................   550,400    233,200
Less: valuation allowance.................................  (550,400)  (233,200)
                                                           ---------  ---------
                                                           $     --   $     --
                                                           =========  =========

      The Company has provided a valuation allowance for the full amount of its net deferred tax assets since realization of these future benefits is not sufficiently assured. Realization is dependent primarily on generating sufficient taxable income in future periods to offset the deductions underlying the deferred tax assets when they reverse.

                        TESSERA ENTERPRISE SYSTEMS, INC.

      A reconciliation between the amounts of reported income tax expense and the amounts computed using the U.S. federal statutory rate of 35% are as follows:

                                                     Year ended December 31,
                                                     ------------------------
                                                        1997         1998
                                                     -----------  -----------
Income tax expense at statutory rates............... $   149,600  $   299,000
State taxes, net of federal income tax benefit......      57,700       26,900
Foreign income taxed at different rates.............       2,500        9,500
Permanent differences...............................      18,300        8,700
Other...............................................     (34,900)      12,000
Increase (decrease) in deferred tax valuation
 allowance..........................................    (183,200)    (317,200)
                                                     -----------  -----------
                                                     $    10,000  $    38,900
                                                     ===========  ===========

      At December 31, 1998, the Company has federal and state net operating loss carryforwards of approximately $68,000 and $62,000, respectively, available to reduce future taxable income. If not used, these carryforwards will expire at various dates between 2002 and 2012.

      Under the provisions of the Internal Revenue Code, certain substantial changes in the Company's ownership may limit the amount of net operating loss carryforwards which could be utilized annually to offset future taxable income. The amount of any annual limitation would be determined, in part, based upon the Company's value prior to an ownership change.

7. Redeemable Preferred Stock

      The Company's redeemable preferred stock is comprised of the following:

                                                            December 31,
                                                       -----------------------
                                                          1997        1998
                                                       ----------- -----------
Series B redeemable preferred stock, $.01 par value;
 48,700 shares authorized, issued and outstanding at
 December 31, 1997 and 1998; stated at issuance price
 plus accrued dividends (liquidation preference of
 $1,177,600 at December 31, 1998)..................... $ 1,128,900 $ 1,177,600
Series A redeemable convertible preferred stock, $.01
 par value; 58,700 shares authorized, 50,200 shares
 issued and outstanding at December 31, 1997 and 1998;
 stated at issuance price (liquidation preference of
 $1,030,600 at December 31, 1998).....................   1,060,000   1,060,000
Series C redeemable convertible preferred stock, $.01
 par value; 18,204 shares authorized, issued and
 outstanding at December 31, 1997 and 1998; stated at
 issuance price (liquidation preference of $2,500,000
 at December 31, 1998)................................   2,500,000   2,500,000
Series D redeemable convertible preferred stock, $.01
 par value; 32,473 and 43,831 shares authorized at
 December 31, 1997 and 1998, respectively; 32,473 and
 40,991 shares issued and outstanding at December 31,
 1997 and 1998, respectively; stated at issuance price
 (liquidation preference of $9,088,500 at December 31,
 1998)................................................   7,199,900   9,088,500
                                                       ----------- -----------
                                                       $11,888,800 $13,826,100
                                                       =========== ===========

                        TESSERA ENTERPRISE SYSTEMS, INC.

      At December 31, 1998, the redeemable preferred stock has the following characteristics:

Voting Rights

      Holders of Series A, Series C and Series D preferred stock are each entitled to one vote for each share of common stock into which the Series A, Series C and Series D preferred stock is convertible. Holders of Series B preferred stock are not entitled to voting rights.

Dividend Rights

      Series A, Series C and Series D preferred stockholders are not entitled to receive dividends unless declared by the Board of Directors; however, no dividends may be declared or paid on the common stock without first declaring a preferential dividend on the Series A, Series C and Series D preferred stock. Holders of Series B preferred stock are entitled to a dividend of $1 per share per annum (subject to adjustment for stock splits) payable when, as and if declared by the Board of Directors. These dividends are cumulative and accrue on a daily basis from the date of issuance whether or not declared. Cumulative and unpaid dividends on Series B preferred stock have been charged to accumulated deficit and are included in the carrying value of the Series B preferred stock.

      The Company shall not declare or pay any distributions on shares of common stock until the holders of Series B preferred stock have first received a distribution.

Liquidation Rights

      In the event of dissolution, liquidation, sale or winding up of the Company, holders of Series A, Series B, Series C and Series D preferred stock are entitled to receive, prior to and in preference to holders of common stock, an amount equal to $20.53, $20.53, $137.33 and $221.72 per share, respectively, plus any accrued but unpaid dividends.

      In the event of any merger, consolidation or sale of the Company deemed to be a liquidation, the holders of the Series C preferred stock shall be entitled to be paid, after preferential payments to the holders of the Series B preferred stock, an amount per share equal to the greater of the Series C liquidation preference of $137.33 or the sum of (i) 40% of the Series C liquidation preference and (ii) the amount that would have been payable upon such liquidation assuming conversion of each share of Series C preferred stock into thirty shares of common stock.

Conversion Rights

      Holders of Series B preferred stock are not entitled to conversion rights. Each share of Series A, Series C and Series D preferred stock may be converted at any time, at the option of the stockholder, into common shares currently at a ratio of thirty shares of common stock for each share of Series A, Series C and Series D preferred stock, subject to certain anti-dilution adjustments.

      The Series A and Series C preferred stock is automatically convertible into common stock upon the closing of an initial public stock offering in which net proceeds equal or exceed $7,500,000, and in which the price per common share to the public is at least $2.74 and $9.15 per share, respectively. The Series D preferred stock is automatically convertible into common stock upon the closing of an initial public stock offering in which net proceeds equal or exceed $15,000,000, and in which the price per common share to the public is at least $14.78 per share. If mandatory conversion occurs due to the closing of a qualified initial public offering,

                        TESSERA ENTERPRISE SYSTEMS, INC.

the holders of the Series C preferred stock are also entitled to receive additional common shares, the number of which shall be calculated as 40% of the Series C liquidation preference in effect at that time divided by the initial public offering price.

Redemption Rights

      On September 30, 2001, each holder of the Series A, Series C and Series D preferred stock shall have the right to cause the Company to redeem up to half of the shares of their respective series of preferred stock outstanding and, on the first anniversary thereof, redeem the remaining shares at a price equal to $20.53, $137.33 and $221.72, respectively, plus any declared but unpaid dividends. On September 30, 2001, each holder of shares of Series B preferred stock shall have the right to cause the Company to redeem half of the shares of Series B preferred stock outstanding and, on the first anniversary thereof, redeem the remaining shares at a price equal to $20.53, plus all accrued but unpaid dividends.

Right of First Refusal

      During 1995, the preferred stockholders entered into a stockholder agreement with the holders of the Company's common stock under which the Company first, the common stockholders second and the preferred stockholders third, retain the right of first refusal to purchase any such shares of common stock offered for sale. These rights terminate upon (1) the liquidation or dissolution of the Company, or (2) a public offering of the Company's common stock.

Warrants

      In connection with a lease agreement entered into during 1995, the Company issued warrants to purchase 653 shares of Series A preferred stock at an exercise price of $65 per share. These warrants were fully exercisable upon issuance and expire on November 30, 2002. The value ascribed to these warrants was not significant.

8. Common Stock

      Each share of common stock entitles the holder to one vote on all matters submitted to a vote of the Company's stockholders. Common stockholders are entitled to receive dividends, if any, as may be declared by the Board of Directors, subject to any preferential dividend rights of the preferred stockholders.

Stock Split

      In February 1998, the Company authorized a three-for-one stock split whereby three shares of common stock were exchanged for each share of common stock outstanding. All share and per share data appearing in the financial statements and notes thereto have been retroactively restated to reflect this stock split.

Repurchase of Common Stock

      During 1998, the Company repurchased 452,925 shares of common stock from a shareholder for $1,888,700 and obtained a six-month option to repurchase an additional 150,975 shares at a price equal to the lower of $4.17 per share or the fair market value as determined at the time the option is exercised. This option was exercised in March 1999 at the $4.17 per share price. At December 31, 1998, the shares repurchased by the Company during 1998 are held in treasury and carried at cost.

                       TESSERA ENTERPRISE SYSTEMS, INC.

Reserved Shares

     At December 31, 1998, the Company had 4,369,440 shares of its common stock reserved for issuance upon conversion of the Series A, Series C and D preferred stock, the exercise and conversion of the Series A preferred stock warrant and the exercise of outstanding stock options.

9. 1995 Stock Option Plan

     During 1995, the Board of Directors adopted the 1995 Stock Option Plan (the "Option Plan"). The Option Plan provides for the grant of incentive stock options ("ISOs") as well as non-statutory options. The Board of Directors administers the Option Plan and has sole discretion to grant options to purchase shares of the Company's common stock. The Board of Directors determines the term of each option, option price, number of shares for which each option is granted, whether restrictions will be imposed on the shares subject to options, and the rate at which each option is exercisable. The exercise price for options granted will be determined by the Board of Directors, except that for ISOs the exercise price shall not be less than the fair market value per share of the underlying common stock on the date granted (110% of fair market value for ISOs granted to holders of more than 10% of the voting stock of the Company). The term of the options shall be set forth in the applicable option agreement, except that in the case of ISOs the option term shall not exceed ten years (five years for ISOs granted to holders of more than 10% of the voting stock of the Company). A maximum of 1,068,000 shares of common stock have been reserved for issuance upon the exercise of options granted under the Option Plan.

     Activity under the Option Plan during the years ended December 31, 1997 and 1998 was as follows:

                                        Year ended December 31,
                           ---------------------------------------------------
                                     1997                      1998
                           ------------------------- -------------------------
                                    Weighted-average          Weighted-average
                           Shares    exercise price  Shares    exercise price
                           -------  ---------------- -------  ----------------
Outstanding at beginning
 of year.................. 428,100       $0.13       645,330       $0.93
  Granted................. 319,420       $1.81       184,660       $4.25
  Exercised............... (33,381)      $0.14       (70,550)      $0.33
  Canceled................ (68,809)      $0.39       (87,000)      $2.10
                           -------                   -------
Outstanding at end of
 year..................... 645,330       $0.93       672,440       $1.76
                           =======                   =======
Options exercisable at
 year end................. 179,760                   279,790
                           =======                   =======
Weighted-average fair
 value of options granted
 during the period........ $  0.33                   $  0.91
                           =======                   =======

     At December 31, 1998, an aggregate of 291,629 options were available for future grant under the Option Plan.

                       TESSERA ENTERPRISE SYSTEMS, INC.

      The following table summarizes information about stock options outstanding at December 31, 1998:

                                              Weighted-average
                                                 remaining
   Range of        Number    Weighted-average contractual life   Number    Weighted-average
exercise prices  outstanding  exercise price     (in years)    exercisable  exercise price
---------------  ----------- ---------------- ---------------- ----------- ----------------
$0.07              160,500        $0.07             7.1          133,250        $0.07
$0.20-$0.33        139,080        $0.24             7.9           77,840        $0.23
$1.67-$2.17        204,240        $2.06             8.6           68,080        $2.06
$3.33                1,860        $3.33             8.8              620        $3.33
$4.17-$4.75        166,760        $4.25             9.3              --         $ --
                   -------                                       -------
                   672,440        $1.76             8.3          279,790        $0.61
                   =======                                       =======

      No compensation expense was recognized under APB Opinion No. 25 for grants made to employees under the Option Plan during 1997 or 1998. Had compensation cost been determined based on the fair value of the options granted to employees at the grant date consistent with the provisions of SFAS No. 123, the Company's net income for 1997 and 1998 would have been as follows:

                                                                  Year ended
                                                                  December 31
                                                               -----------------
                                                                 1997     1998
                                                               -------- --------
Net income:
  As reported................................................. $417,300 $901,800
  Pro forma...................................................  400,300  837,300

      The fair value of each option grant under SFAS No. 123 was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions for grants during the applicable period.

                                                                       Year
                                                                       ended
                                                                     December
                                                                        31,
                                                                     ----------
                                                                     1997  1998
                                                                     ----  ----
Dividend yield...................................................... 0.0%  0.0%
Risk free interest rate............................................. 5.9%  5.1%
Expected term (years)............................................... 3.5   5.0
Volatility.......................................................... 0.0%  0.0%

10. Defined Contribution Plan.

      The Company sponsors a defined contribution retirement savings plan (the "Savings Plan") under Section 401(k) of the Internal Revenue Code. The Savings Plan covers substantially all employees and allows participants to defer a portion of their annual compensation on a pre-tax basis. The Company may make discretionary contributions to the Savings Plan. The Company has made no contributions to the Savings Plan through December 31, 1998.

11. Segment Information and Significant Customers

      The Company operates and reports internally in one business segment: information systems design and implementation. For each of the three years in the period ended December 31, 1998, substantially all revenues from unaffiliated customers were generated in the United States and there were no revenues from affiliated customers. As of December 31, 1997 and 1998, substantially all long-lived assets were held in the United States.

                        TESSERA ENTERPRISE SYSTEMS, INC.

      Revenues from four customers represented 18%, 14%, 11% and 11%, respectively, of total revenues during the year ended December 31, 1997. Revenues from four customers represented 19%, 14%, 14% and 12%, respectively, of total revenues during the year ended December 31, 1998.

12. Commitments and Contingencies

Leases

      The Company leases its office space and certain office equipment under noncancelable operating leases which expire at various times through July 2006. Rent expense under these leases was $618,000 and $715,200 during the years ended December 31, 1997 and 1998, respectively. In addition, the Company leases certain computer and office equipment under capital leases which expire at various times through November 2001.

      Future minimum lease payments as of December 31, 1998 are summarized as follows:

                                                             Operating  Capital
   Year Ending December 31,                                    Leases    Leases
   ------------------------                                  ---------- --------
   1999..................................................... $  530,000 $118,800
   2000.....................................................    554,800   91,100
   2001.....................................................    554,800   76,700
   2002.....................................................    568,300      800
   2003.....................................................    583,300      --
   Thereafter...............................................  1,507,400      --
                                                             ---------- --------
   Total minimum lease payments............................. $4,298,600  287,400
                                                             ==========
   Less: Amount representing interest.......................              36,200
                                                                        --------
   Present value of minimum lease payments..................            $251,200
                                                                        ========

Letter of Credit

      In September 1996, the Company entered into an irrevocable letter of credit with a bank which serves as the security deposit on leased office space. This letter of credit, in the amount of $66,300, expires on October 31, 1999 and is automatically renewable at the option of the bank over the term of the lease, which expires in the year 2006.

(b)  Pro Forma Financial Information.

            Pro Forma Condensed Consolidated Statement of Operations
                      for the Year Ended December 31, 1998

                                     Companies
                                      Acquired                              Proposed
                          Historical     in      Pro Forma                  Tessera      Pro Forma
                           Company   1998(2)(3) Adjustments   Pro Forma  Acquisition(7) Adjustments    Pro Forma
                          ---------- ---------- -----------   ---------  -------------- -----------    ---------
                                                (in thousands except per share data)
Revenues................   $ 64,767   $ 22,393    $    --     $ 87,160      $20,248      $     --      $107,408
Cost of revenues........     44,242     14,321         --       58,563       12,249            --        70,812
                           --------   --------    -------     --------      -------      --------      --------
  Gross profit..........     20,525      8,072         --       28,597        7,999            --        36,596
Sales and marketing
 expenses...............     17,325      1,351         --       18,676        2,907            --        21,583
General and
 administrative
 expenses...............     30,163      9,485         --       39,648        3,775            --        43,423
Research and development
 expenses...............      4,408          5         --        4,413          300            --         4,713
Depreciation............      5,217        678         --        5,895          281            --         6,176
Amortization............     10,590         --      7,078 (4)   17,668          --         25,201 (8)    42,869
                           --------   --------    -------     --------      -------      --------      --------
  (Loss) income from
   operations...........    (47,178)    (3,447)    (7,078)     (57,703)         736       (25,201)      (82,168)
Other income (expense),
 net....................        (28)      (110)        --         (138)           1            --          (137)
Loss on equity invest-
 ment...................     (1,640)        --         --       (1,640)          --            --        (1,640)
Interest income.........        750         27         --          777          339            --         1,116
Interest expense........       (770)      (332)      (153)(5)   (1,255)        (135)          100 (9)    (1,290)
                           --------   --------    -------     --------      -------      --------      --------
  (Loss) income before
   income taxes.........    (48,866)    (3,862)    (7,231)     (59,959)         941       (25,101)      (84,119)
Income tax expense......         --         (8)        --           (8)         (38)           --           (46)
                           --------   --------    -------     --------      -------      --------      --------
  Net (loss) income.....    (48,866)    (3,870)    (7,231)     (59,967)         903       (25,101)      (84,165)
                           --------   --------    -------     --------      -------      --------      --------
Dividends and accretion
 on mandatorily
 redeemable preferred
 stock..................     (9,099)        --      7,291 (6)   (1,808)          --            --        (1,808)
                           --------   --------    -------     --------      -------      --------      --------
  Net (loss) income
   available to common
   stockholders.........   $(57,965)  $ (3,870)   $    60     $(61,775)     $   903      $(25,101)     $(85,973)
                           ========   ========    =======     ========      =======      ========      ========
Basic and diluted net
 loss per common
 share(1)...............   $  (4.92)                          $  (1.09)                                $  (1.42)
                           ========                           ========                                 ========
Weighted average common
 shares outstanding(1)..     11,777                             56,876                                   60,346(17)

            Pro Forma Condensed Consolidated Statement of Operations
                     for the Six Months Ended June 30, 1999

                                                                 Proposed
                          Historical  Pro Forma                   Tessera      Pro Forma
                           Company   Adjustments   Pro Forma  Acquisition(12) Adjustments    Pro Forma
                          ---------- -----------   ---------  --------------- -----------    ---------
                                           (in thousands except per share data)
Revenues................   $ 78,908    $    --     $ 78,908       $11,478      $    --       $ 90,386
Cost of revenues........     46,627         --       46,627         6,547           --         53,174
                           --------    -------     --------       -------      --------      --------
  Gross profit..........     32,281         --       32,281         4,931           --         37,212
Sales and marketing
 expenses...............     19,458         --       19,458         1,847           --         21,305
General and
 administrative
 expenses...............     31,045         --       31,045         2,447           --         33,492
Research and development
 expenses...............      2,395         --        2,395           432           --          2,827
Depreciation............      5,215         --        5,215           209           --          5,424
Amortization............      8,684         --        8,684           --         12,531 (8)    21,215
                           --------    -------     --------       -------      --------      --------
  Loss from operations..    (34,516)        --      (34,516)           (4)      (12,531)      (47,051)
Other expense, net......       (114)        --         (114)          --            --           (114)
Loss on equity
 investment.............        (65)        --          (65)          --            --            (65)
Interest income.........        733         --          733           108           --            841
Interest expense........       (693)       493(10)     (200)          (76)           48 (9)      (228)
                           --------    -------     --------       -------      --------      --------
  (Loss) income before
   income taxes.........    (34,655)       493      (34,162)           28       (12,483)      (46,617)
Income tax expense......         --         --          --            (22)          --            (22)
                           --------    -------     --------       -------      --------      --------
  Net (loss) income.....    (34,655)       493      (34,162)            6       (12,483)      (46,639)
                           --------    -------     --------       -------      --------      --------
Dividends and accretion
 on mandatorily
 redeemable preferred
 stock..................    (20,062)    19,158(11)     (904)          --            --           (904)
                           --------    -------     --------       -------      --------      --------
  Net loss available to
   common stockholders..   $(54,717)   $19,651     $(35,066)      $     6      $(12,483)     $(47,543)
                           ========    =======     ========       =======      ========      ========

Basic and diluted net
 loss per common
 share(1)...............   $  (2.44)               $  (0.55)                                 $  (0.70)
                           ========                ========                                  ========
Weighted average common
 shares outstanding(1)..     22,401                  64,180                                    67,650(17)

                 Pro Forma Condensed Consolidated Balance Sheet
                              As of June 30, 1999

                                           Proposed
                             Historical     Tessera      Pro Forma
                              Company   Acquisition(13) Adjustments     Pro Forma
                             ---------- --------------- -----------     ---------
                                              (in thousands)
Assets:
Cash and cash equivalents..   $134,789      $ 5,546      $ (4,762)(14)  $135,573
Accounts receivable (net)..     29,884        6,168            --         36,052
Unbilled revenues..........     19,009          485            --         19,494
Prepaid expenses and other
 assets....................      9,743          297            --         10,040
                              --------      -------      --------       --------
    Total current assets...    193,425       12,496        (4,762)       201,159
Property and equipment,
 net.......................     37,437        1,345            --         38,782
Intangible assets, net.....     53,764           --       121,914 (15)   175,678
Other non-current assets...        920           32            --            952
                              --------      -------      --------       --------
    Total assets...........   $285,546      $13,873      $117,152       $416,571
                              ========      =======      ========       ========
Liabilities and
 Stockholders' Equity:
Accounts payable...........   $  8,550      $   257      $     --       $  8,807
Deferred revenues..........     10,970          167            --         11,137
Accrued liabilities........     14,104        1,630            --         15,734
Current portion of long-
 term debt.................        570          563          (489)(16)       644
                              --------      -------      --------       --------
    Total current
     liabilities...........     34,194        2,617          (489)        36,322
Long-term debt.............      1,408          738          (610)(16)     1,536
                              --------      -------      --------       --------
    Total liabilities......     35,602        3,355        (1,099)        37,858
Mandatorily redeemable
 preferred stock of
 subsidiary................     48,086       13,850       (13,850)(17)    48,086
Stockholders' equity
  Common stock.............        648           55           (21)(17)       682
  Additional paid-in
   capital.................    299,961           --       128,735 (17)   428,696
  Accumulated deficit......    (94,751)        (869)          869 (17)   (94,751)
  Treasury stock at cost...       (888)      (2,518)        2,518 (17)      (888)
  Note receivable from
   stockholder.............       (900)          --            --           (900)
  Unearned compensation....     (2,212)          --            --         (2,212)
                              --------      -------      --------       --------
    Total stockholders'
     equity................    201,858       (3,332)      132,101        330,627
                              --------      -------      --------       --------
    Total liabilities,
     mandatorily redeemable
     preferred stock and
     stockholders' equity..   $285,546      $13,873      $117,152       $416,571
                              ========      =======      ========       ========

        Notes to Pro Forma Condensed Consolidated Financial Information

      The following adjustments were applied to iXL's Consolidated Financial Statements and the financial data of the companies acquired by iXL since January 1, 1998 to arrive at the unaudited Pro Forma Consolidated Financial Information.

(1) Potential common shares consist of Class A, Class B, and Class C Convertible Preferred Stock using the as-converted method, and stock options and warrants using the treasury stock method and contingently issuable shares held in escrow, which are excluded from the computation as their effect is antidilutive.

(2) During 1998, iXL acquired 24 companies and accounted for them using the purchase method. The companies acquired and purchase price, including the shares of common stock and related warrants and options issued, are presented in the table below individually for those acquisitions with a purchase price greater than $2.0 million and in the aggregate for those with a purchase price of less than $2.0 million. The per share fair value of common stock for each acquisition was determined based upon independent appraisals obtained by iXL.

                                                                                 Fair Value
                          Per Share                                                of Net                 Excess of
                          Fair Value Shares of           Cash Used for            Tangible                Cost Over
                            of iXL    Common   Warrants/ Acquisitions,  Total      Assets/              Fair Value of
                            Common     Stock    Options   Net of Cash  Purchase (Liabilities) Assembled  Net Assets
    Business Acquired       Stock     Issued    Issued     Acquired     Price     Acquired    Workforce   Acquired
    -----------------     ---------- --------- --------- ------------- -------- ------------- --------- -------------
Digital Planet, Inc. ...    $5.50      259,584      --      $ 1,962    $ 3,550     $   (39)    $ 1,012     $ 2,577
Micro Interactive,
 Inc. ..................     5.50      740,000   19,500       1,718      5,809         281         999       4,529
CommerceWAVE, Inc. .....     5.82      877,898   64,434         117      5,459      (1,037)        662       5,134
Image Communications,
 Inc. ..................     5.82      378,999  125,054         753      3,324         381       1,213       1,730
Spinners Incorporated...     5.82      674,132   66,495       1,383      5,543         499       1,129       3,915
Tekna, Inc. ............     4.50      712,622  125,757         611      4,758         527         820       3,411
Larry Miller
 Productions, Inc.  ....     4.50      113,823  248,135       1,812      3,490        (143)        963       2,670
NetResponse  ...........     4.50      701,375   73,625       1,719      5,307       1,312       1,168       2,827
Ionix Development
 Corp. .................     4.50      358,551      --        1,059      3,013         231         778       2,004
Pequot Systems, Inc. ...     4.50      378,066      --          792      2,501         154         357       1,990
TwoWay Communications
 LLC ...................     4.50      269,421      --        1,246      2,469         335         713       1,421
Other Acquisitions......      --     2,295,530   57,215       3,430     14,188         795       6,075       7,318
                                     ---------  -------     -------    -------     -------     -------     -------
 Total..................             7,760,001  780,215     $16,602    $59,411     $ 3,296     $15,889     $39,526
                                     =========  =======     =======    =======     =======     =======     =======

(3) For those companies acquired during 1998 that had a purchase price of greater than $2.0 million, the following table presents the income statements for the period January 1, 1998 through the date of acquisition. Acquisitions with a purchase price less than $2.0 million are aggregated in the Other Acquisitions column.

                                   Micro              Image                      Larry
                                  Inter-             Commun-  Spinners           Miller
                         Digital  active, Commerce- ications, Incorp-  Tekna    Product-
                         Planet    Inc.   WAVE Inc.   Inc.     orated   Inc.   ions, Inc.
                         -------  ------- --------- --------- -------- ------  ----------
  Revenues.............. $1,262    $ 956    $ 563     $ 847    $1,369  $1,990   $ 2,040
  Cost of revenues......    748      536      458       601       871   1,058     2,114
                         ------    -----    -----     -----    ------  ------   -------
  Gross profit..........    514      420      105       246       498     932       (74)
  Sales and marketing
   expenses.............    168       38      159        61        20     271       314
  General and
   administrative
   expenses.............    397      702      457       564       405     983     1,550
  Research and
   development
   expenses.............    --       --         5       --        --      --        --
  Depreciation..........     30       75       34        65        37      80        47
  Amortization..........    --       --       --        --        --      --        --
                         ------    -----    -----     -----    ------  ------   -------
  Loss from operations..    (81)    (395)    (550)     (444)       36    (402)   (1,985)
  Other (expense),
   income...............    --         1      --         50       --     (179)        2
  Interest income.......    --         6        4       --        --        5         6
  Interest expense......    (35)     (17)     (26)      (37)       (6)     (8)      (36)
                         ------    -----    -----     -----    ------  ------   -------
  Loss before income
   taxes................   (116)    (405)    (572)     (431)       30    (584)   (2,013)
  Income tax expense....    --       --        (1)      --        --      --        --
                         ------    -----    -----     -----    ------  ------   -------
  Net loss.............. $ (116)   $(405)   $(573)    $(431)   $   30  $ (584)  $(2,013)
                         ======    =====    =====     =====    ======  ======   =======

                                             Two Way                           Total for all
                          Pequot    Net-     Commun-     Ionix                   companies
                         Systems, Response, ications, Development    Other      acquired in
                           Inc.    L.L.C.    L.L.C.   Corporation Acquisitions     1998
                         -------- --------- --------- ----------- ------------ -------------
  Revenues..............  $1,354   $3,293    $1,400     $1,484       $5,835       $22,393
  Cost of revenues......   1,100    1,560       718      1,007        3,550        14,321
                          ------   ------    ------     ------       ------       -------
  Gross profit..........     254    1,733       682        477        2,285         8,072
  Sales and marketing
   expenses.............      26        4       --           2          288         1,351
  General and
   administrative
   expenses.............     549    1,540       667        267        1,404         9,485
  Research and
   development
   expenses.............     --       --        --         --           --              5
  Depreciation..........      19       96         8         10          177           678
  Amortization..........     --       --        --         --           --            --
                          ------   ------    ------     ------       ------       -------
  Loss from operations..    (340)      93         7        198          416        (3,447)
  Other (expense),
   income...............     --        (2)      --           1           17          (110)
  Interest income.......       1      --        --           5          --             27
  Interest expense......     --       (98)      (34)        (6)         (29)         (332)
                          ------   ------    ------     ------       ------       -------
  Loss before income
   taxes................    (339)      (7)      (27)       198          404        (3,862)
  Income tax expense....      (6)     --        --         --            (1)           (8)
                          ------   ------    ------     ------       ------       -------
  Net loss..............  $ (345)  $   (7)   $  (27)    $  198       $  403       $(3,870)
                          ======   ======    ======     ======       ======       =======

(4) To record amortization expense for the year ended December 31, 1998 related to the identifiable intangible assets and goodwill acquired in connection with the acquisitions of companies by iXL since January 1, 1998. Such amounts are amortized over the estimated useful life of each asset. Identifiable intangible assets consist primarily of assembled workforce, which is being amortized over a period of three years. Goodwill is being amortized over five years. Some of the shares issuable at the acquisition dates were placed in escrow. These shares will either be issued to the previous owners of these companies or returned to iXL based upon whether or not performance targets of the respective acquired company are achieved. As of December 31, 1998, iXL has excluded 237,304 shares of common stock that had not been earned under the terms of the acquisition agreements from the recognized purchase price calculations. Any purchase price adjustments resulting from the issuance of these escrowed shares to the previous owners of these companies will be recognized as adjustments to goodwill and will be amortized over the remaining period of the expected benefit. See Note 3 to iXL's Consolidated Financial Statements as of and for the year ended December 31, 1998. 50,000 of these shares have since been earned and have been released from escrow since December 31, 1998. 100,000 of these shares have reverted back to iXL, since the performance target was not achieved. The remaining 137,304 shares are to remain in escrow until December 1999, the deadline for meeting the relevant performance target.

 (5) To reflect the following adjustments to interest expense:

     . In connection with the acquisition of 14 of the companies acquired by iXL since January 1, 1998, iXL repaid approximately $7.3 million in debt. Interest expense was reduced by $371,000, representing the reversal of the interest expense recorded by the acquired companies as if the repayments had occurred on January 1, 1998. The amount was calculated based upon the actual interest expense recorded by the acquired companies on the related debt from January 1, 1998 to the respective acquisition date.

     . In connection with the acquisition of 17 of the companies acquired by iXL since January 1, 1998, iXL paid approximately $16.9 million in cash which was used for a combination of repayment of acquired company debt and as a component of the purchase price. Interest expense was increased by $1.0 million, representing the interest expense iXL would have recorded had the acquisition occurred on January 1, 1998. This interest expense adjustment was calculated by applying iXL's incremental borrowing rate to the amount of cash paid for each acquisition from January 1, 1998 to the respective acquisition date. The interest rate used was prime plus 2%, which is the interest rate on iXL's current credit agreement which was entered into during 1998.

     . A decrease in interest expense of $43,000 due to the repayment of $9.4 million of revolving debt from the proceeds of the issuance of 22,825 shares of Class A Convertible Preferred Stock in January 1999. This debt was outstanding for a period of 17 days in 1998 (from December 14, 1998 through December 31, 1998). The interest expense adjustment was calculated based on the actual interest expense incurred by iXL on the revolving debt during the period noted.

     . A decrease in interest expense due to the repayment of $13.1 million of debt upon the closing of iXL's initial public offering and the related decrease in interest expense. The interest expense adjustment was calculated based upon the actual interest expense incurred by iXL. Their debt bears interest at the rate of prime plus 2% under iXL's credit agreement. Their debt was outstanding for 153 days in the year ended December 31, 1998.

 (6) To record:

     .  accretion of $1.8 million on the CFN Series B Convertible
        Preferred Stock as if it were outstanding for the full year; the difference between the carrying value of $38.1 million and the redemption value of $50.0 million will be accreted on a straight-line basis up through the mandatory redemption date of December 31, 2005; and

     . reversal of accretion of $9.1 million recorded with respect to iXL's preferred stock which was reclassified into common stock upon iXL's initial public offering.

 (7) To reflect the historical results of operations for Tessera Enterprise Systems, Inc. for the year ended December 31, 1998.

 (8) To record amortization expense related to the identifiable intangible assets and goodwill acquired in connection with the proposed acquisition of Tessera Enterprise Systems, Inc., as though the proposed acquisition had occurred on January 1, 1998. Such amounts are amortized over the estimated useful life of each asset. Identifiable intangible assets consist primarily of assembled workforce, which is being amortized over a period of three years. Goodwill is being amortized over five years.

(9) In connection with the proposed acquisition of Tessera Enterprise Systems, Inc., iXL expects to repay approximately $1.1 million of Tessera debt. This adjustment reflects the reversal of the interest expense recorded by Tessera as if the repayment had occurred on January 1, 1998 and was calculated based upon the actual interest expense recorded by Tessera for the year ended December 31, 1998 of $100,000 and the six months ended June 30, 1999 of $48,000.

(10) To reflect:

     . A decrease in interest expense due to the repayment of $9.4 million of revolving debt. This amount of debt was outstanding for a period of 19 days in 1999 (from January 1, 1999 through January 20, 1999). The interest expense adjustment was calculated based on the actual interest expense incurred by iXL on the revolving debt during the period noted.


     . A decrease in interest expense due to the repayment of $13.1 million of debt upon the closing of iXL's initial public offering and the related decrease in interest expense. The interest expense adjustment was calculated based upon the actual interest expense incurred by iXL. This debt bears interest at the rate of prime plus 2% under iXL's credit agreement. This debt was outstanding for 158 days in the six months ended June 30, 1999.

(11) To record:

     . additional accretion of $753 on the CFN Series B Convertible Preferred Stock as if it were outstanding for the full six-month period ended June 30, 1999; and

     . elimination of accretion of $19.9 million recorded with respect to iXL's preferred stock which was reclassified into common stock upon iXL's initial public offering.

(12) To reflect the historical results of operations for Tessera Enterprise Systems, Inc. for the six months ended June 30, 1999.

(13) Represents the balance sheet of Tessera Enterprise Systems, Inc. as of June 30, 1999.

(14) To reflect the following adjustments to cash:

     . repayment of Tessera Enterprise Systems, Inc.'s bank borrowings of $1.1 million.

     . payment of $1.1 million of Tessera's legal, accounting and investment banker fees in connection with the proposed acquisition;

     .  payment of transaction costs incurred by iXL of $400,000; and

     . cash redemption of $2.2 million related to a portion of Tessera's preferred stock, including accrued dividends. Tessera's class B preferred stock will be fully redeemed for $1.2 million including accrued dividends. Tessera's series C preferred stock will be partially redeemed for $1.0 million. Tessera's remaining series A, C and D preferred stock will be converted into Tessera common stock, which will be exchanged for iXL common stock upon closing of the acquisition.

(15) The fair value of the net tangible assets to be acquired by iXL in the proposed acquisition of Tessera Enterprise Systems, Inc. approximates the net book value of such assets. The excess of purchase price over the fair value of net assets acquired will be allocated to assembled workforce and goodwill. Approximately $6.1 million of the intangible assets has been allocated to assembled workforce and will be amortized over three years. The remainder has been allocated to goodwill and will be amortized over five years.

(16) Represents the repayment of bank borrowings of Tessera Enterprise Systems, Inc. at closing.

(17) Represents the elimination of Tessera Enterprise Systems, Inc.'s stockholders equity, the recording of the issuance of 3,469,548 shares of iXL stock in connection with the proposed acquisition of Tessera and the assumption of Tessera's stock options by iXL. The purchase price for Tessera was computed as follows:

     Value of shares of common stock issued in the proposed
      acquisition................................................ $113,628(a)
     Value of options assumed in the proposed acquisition........   15,141(b)
     Cash paid in conjunction with acquisition...................    4,762(c)
                                                                  --------
      Total Purchase Price....................................... $133,531
                                                                  ========

    --------
    (a) The value of the shares of iXL common stock issued in the acquisition is based on the expected number of shares to be issued of 3,469,548 times a share price of $32.75. The share price used in this computation is based upon the average closing stock price for the five day period beginning two days before and ending two days after the terms of the transaction were agreed to and announced (October 4, 1999).

    (b) The value of the Tessera options assumed in the acquisition is based on the number of iXL options issued to replace the Tessera options outstanding as of the date the transaction was announced. Such options have been valued using the Black Scholes option pricing model. The variables and assumptions used in computing the fair value of options assumed are as follows: the exercise prices range from $0.04 per option to $2.83 per option; the fair value of the underlying stock equals $32.75; a dividend yield of 0%, expected volatility of 85%, risk free interest rate of 5.73% and an expected life of 3 to 4 years.

    (c) See Note 14 above.

(c)  Exhibits.

     2.1 Agreement and Plan of Merger dated as of October 4, 1999 by and among iXL Enterprises, Inc., iXL-Massachusetts, Inc. and Tessera Enterprise Systems, Inc., together with related agreements.

     99.1 Press Release: iXL Takes Lead in Enterprise Relationship Management; Company To Acquire Advanced Technology & Marketing Strategy Powerhouse Tessera Enterprise Systems

                                   SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                              iXL Enterprises, Inc.

                              By:      /s/ M. Wayne Boylston
                                 -----------------------------------------------
                                 M. Wayne Boylston
                                 Executive Vice President and Chief Financial
                                 Officer

Dated:  October 12, 1999

                                 EXHIBIT INDEX

2.1 Agreement and Plan of Merger dated as of October 4, 1999 by and among iXL Enterprises, Inc., iXL-Massachusetts, Inc. and Tessera Enterprise Systems, Inc., together with related agreements.

99.1 Press Release: iXL Takes Lead in Enterprise Relationship Management; Company To Acquire Advanced Technology & Marketing Strategy Powerhouse Tessera Enterprise Systems